Exhibit 4.Z

DATED 2008

OTTO ENERGY LIMITED

(ABN 56107555046)

and

OROMIN EXPLORATIONS LTD

and

IRIE ISLE LIMITED

and

CYNTHIA HOLDINGS LTD

and

EXPLORACIONES OROMIN S.A.

SANTA ROSA PROJECT

PARTICIPATION AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	ISSUE OF INTEREST SHARES	5
3.	REDEMPTION OF IRIE PREFERENCE SHARES	6
4.	APPLICATION OF PURCHASE PRICE	7
5.	COMPLETION	8
6.	PAYMENT OF PURCHASE PRICE AND REDEMPTION AMOUNT	11
7.	FURTHER COMPLETION OBLIGATIONS	13
8.	RESIDUAL LIABILITIES POST-COMPLETION	13
9.	CONDUCT PENDING COMPLETION	15
10.	CONDUCT DURING PRE JOA PERIOD	17
11.	REORGANISATION OF THE SANTA ROSA PROJECT	17
12.	REORGANISATION COMPLETION	18
13.	WARRANTIES	20
14.	INDEMNITIES	21
15.	DISPUTE RESOLUTION	21
16.	CONFIDENTIALITY	21
17.	FORCE MAJEURE	21
18.	NOTICES	22
19.	PARENT COMPANY GUARANTEE	23
20.	COSTS AND STAMP DUTY	23
21.	GENERAL	23

  EXECUTION VERSION

PARTICIPATION AGREEMENT

This Agreement is made to be effective as of and from the 23rd day of December 2008.

BETWEEN:

(1)

OTTO ENERGY LIMITED (ABN 56 107 555 046) of 32 Delhi Street, West Perth, Australia, 6005 (“Otto”);

(2)

OROMIN EXPLORATIONS LTD of Suite 2000, Guinness Tower, 1055 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2E9 (“Oromin”);

(3)

IRIE ISLE LIMITED a company incorporated under the laws of the British Virgin Islands of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands (“Irie”);

(4)

CYNTHIA HOLDINGS LTD a company incorporated under the laws of the British Virgin Islands of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands (“Cynthia”); and

(5)

EXPLORACIONES OROMIN S.A. a company incorporated under the laws of the Republic of Argentina c/o Torre Pulisich, Rivadavia No. 42, 1 Piso Of. 1, Diudad (M550GHB), Mendoza, Argentina and c/o Bouzat, Rosenkrantz & Asociados, Avenida Santa Fe 1193, 3rd Floor “11”, Cuidad Autonoma de Buenos Aires, Argentina ( “EO” ).

RECITALS:

(A)

EO holds the Contract.

(B)

EO is a subsidiary of Cynthia.

(C)

Cynthia is a subsidiary of Irie.

(D)

Irie is a wholly owned subsidiary of Oromin.

(E)

Oromin has agreed to procure the issue of the Interest Shares to Otto, and the redemption of the Irie Preference Shares to Irie, on the terms and conditions of this Agreement.

THE PARTIES AGREE as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

Unless otherwise stated, defined terms in the JOA have the same meaning when used in this Agreement.

1.2

In addition, in this Agreement, unless the context otherwise requires:

Accounts means the audited and approved balance sheets of EO as at February 29, 2008 and the audited and approved profit and loss statement and statement of cash flows of EO for the financial year ended on the February 29, 2008, together with the notes to those accounts. A true copy of each of these documents appears in Annexure E;

AFIP is the Federal Administration of Public Income in Argentina;

AFIP Issue means the issue described in Annexure H;

Agreement means this agreement and all schedules and annexures to it;

Authorised Shares means the total authorised (but not issued) Common Share capital of Cynthia;

Business Day means a day on which the banks in Perth, Western Australia, Vancouver, Canada and Mendoza, Argentina  are customarily open for business;

CAD means Canadian dollars;

Central Bank Notice Issue means the issue described in Annexure H;

Completion means completion of the issue of the Interest Shares and redemption of the Irie Preference Shares which must occur on the date and time specified in clause 5.1;

Common Share means a fully paid common share in the capital of Cynthia, as defined in Article 7 of the Memorandum of Association of Cynthia as amended by resolution dated 7 June 2002 and filed at the Registry of Companies British Virgin Islands on 7 June 2002;

Contract means the exploration permit, a copy of which is appended to this Agreement as Annexure F , for exploration block CC and B-9 (Cuenca Cuyana y Bolsones 9) Santa Rosa located in the Province of Mendoza and approved by the Governor of the Province of Mendoza in agreement with the Ministries on 30 April 2008 and gazetted in the Official Bulletin of the Province of Mendoza on 2 May 2008;

Cynthia Documents are defined in Annexure A;

Cynthia/EO Operating Agreement means the agreement of that name attached to this Agreement as Annexure D;

Cynthia M&A means the Memorandum and Articles of Association of Cynthia;

EMEPA Agreement means the Technical and Operational Assistance Agreement between EO and EMEPA S.A., a company incorporated in the Argentine Republic, dated 11 April 2008;

Encumbrance means any royalty, lien, mortgage, charge, pledge, caveat, contract, security interest, title retention, preferential right or trust arrangement and any other security arrangement or agreement of any kind or which arises in any way and any right of first refusal, option to purchase, lease pre-emptive right or any other right or interest of any third party or any defect or irregularity of title or any obligation or liability to any third party;

EO M&A means the Memorandum and Articles of Association of EO;

Escrow Deed means the escrow deed between Cynthia, Irie, Otto and Minter Ellison dated on or about the date of this Agreement;

Exploitation Concession has the meaning given to that expression in the Contract approval issued by the Government of Mendoza Ministry of Infrastructure, Housing and Transportation dated 30 April 2008;

GIC means the General Inspection of Corporations;

Haimila Royalty means the royalty payable to Dr Norman Haimila for Aurora Projects International with respect to the Contract pursuant to the agreement dated May 11, 2000 between Dr Norman E Haimila for Aurora Projects International and Idziszek for Minetech Group, a copy of which is appended to this Agreement as Annexure E;

Idziszek means Chet Idziszek or Chester Idziszek, businessman, of Suite 2000, 1055 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2E9;

Interest Shares means the whole of the legal and beneficial right, title and interest in583.223 Common Shares, being 32.48% of the total issued Common Share capital of Cynthia;

Irie Documents are defined in Annexure A;

Irie Preference Shares means the Preference Shares to be redeemed by Irie at Completion as calculated in clause 3.3;

JOA or Joint Operating Agreement means the agreement of that name attached to this Agreement as Annexure B;

Material Amount means US$50,000;

Minter Ellison means Minter Ellison lawyers of Level 49, Central Park, 152-158 St George's Terrace, Perth, Western Australia 6000;

Otto Deed means the agreement of that name as set out in the JOA;

Otto Documents are defined in Annexure A;

Otto Subsidiary means an Argentinean corporation that is a subsidiary of Otto;

Party means Otto, Irie, Cynthia, Oromin and EO or any or some of them as the context requires;

Pre JOA Period is defined in Clause 10.1;

Preference Share means a fully paid preference share in the capital of Cynthia, as defined in Article 7 of the Memorandum of Association of Cynthia as amended by resolution dated 7 June 2002 and filed at the Registry of Companies British Virgin Islands on 7 June 2002;

Purchase Price is defined in clause 2.1;

Redemption Amount is defined in clause 3.1;

Related Corporation means a company that Controls or is Controlled by a Party;

Reorganisation is defined in clause 11.1;

Reorganisation Completion means the completion of the transaction described in clauses 11 and 12 which must occur at 11am (Vancouver time) on the Reorganisation Date;

Reorganisation Costs is defined in clause 12.7;

Reorganisation Date means the date which is fifteen (15) Business Days after the Reorganisation Notice Date (unless the Parties agree an alternate date and time in writing);

Reorganisation Invoices is defined in clause 12.7(a);

Reorganisation Notice Date is defined in clause 11.3;

Santa Rosa Project means the exploration and associated activities and, if a Commercial Discovery is made, exploitation activities under an Exploitation Concession, on the Contract;

Shareholders Agreement means the agreement of that name attached to this Agreement as Annexure C;

Surge means Surge Global Energy Inc, a company incorporated under the laws of the State of Delaware having an office at Suite 400, 1222 EI Camino Road, San Diego, California, USA 92130;

Surge Agreement means the Agreement of Purchase and Sale between Surge, Oromin, Irie, Cynthia and EO dated 28 February 2005; and

Surge Transfer Agreement means the Purchase and Sale Agreement between Surge, Oromin, Irie, Cynthia and Idziszek dated 11 March 2008.

USD means United States dollars.

1.3

In this Agreement, unless the context otherwise requires:

(a)

the table of contents and headings are for ease of reference only and do not affect the interpretation of this Agreement;

(b)

a reference to any legislation includes regulations, rules, bylaws and orders made under and any amendment, re-enactment, variation or extension of that legislation;

(c)

a reference to an agreement, deed, instrument or other document includes a reference to that agreement, deed, instrument or document as amended, supplemented, novated or replaced from time to time;

(d)

words denoting the singular include the plural and vice versa, words denoting gender include each other gender and a reference to a person includes a body corporate;

(e)

a reference to a Party includes that Party’s executors, administrators, successors, substitutes and permitted assigns; and

(f)

where a word or expression is given a particular meaning, another part of speech or grammatical form of that word or expression has a corresponding meaning.

2.

ISSUE OF INTEREST SHARES

2.1

On the terms set out in this Agreement:

(a)

Cynthia agrees to issue to Otto and Otto agrees to subscribe for, the Interest Shares together with all benefits, rights and entitlements accruing or attaching to the Interest Shares free from all Encumbrances, for a subscription price of USD2,400.45 per share; and

(b)

Cynthia agrees that if Cynthia issues any Authorised Shares in addition to those issued pursuant to clause 2.1(a), the whole of the legal and beneficial right, title and interest in 32.48% of any such Authorised Shares must be issued to Otto, in consideration for Otto paying USD1,400,000 ( Purchase Price ).

2.2

The Interest Shares will be issued from the 10,000 Common Shares which are authorised as at the date of execution of this Agreement.

2.3

The Purchase Price must be paid to Cynthia on Completion as set out in clauses 5 and 6.

2.4

Irie and Otto must execute the Shareholders Agreement on or before Completion, and from Completion Irie and Otto will be shareholders of Cynthia in the portions as set out in this Agreement.

2.5

If Otto does not pay the Purchase Price in accordance with clause 6 then:

(a)

all rights of Otto to acquire the Interest Shares and Otto's rights in relation to the Authorised Shares shall cease. The Parties acknowledge and agree that the cessation of these rights will be Oromin, Cynthia, Irie and EO's only remedy against Otto ;

(b)

this Agreement shall terminate and the Parties shall be released of any further obligations to each other except as provided in clause 2.5 (c); and

(c)

clause 16 shall continue to apply and shall survive the termination of this Agreement .

3.

REDEMPTION OF IRIE PREFERENCE SHARES

3.1

On the terms set out in this Agreement:

(a)

Irie must sell to Cynthia the Irie Preference Shares as calculated in clause 3.3, together with all benefits, rights and entitlements accruing or attaching to the Irie Preference Shares free from all Encumbrances; and

(b)

Cynthia must buy-back the Irie Preference Shares as calculated in clause 3.3,

in consideration for Cynthia paying Irie USD1,400,000 ( Redemption Amount ).

3.2

The Redemption Amount must be paid to Irie on Completion as set out in clauses 5 and 6.

3.3

The number of Irie Preference Shares to be bought back by Cynthia is calculated as follows:

Irie Preference Shares =	Redemption Amount in CAD Par Value per Irie Preference Share

where:

(a)

" Redemption Amount in CAD " is the Redemption Amount in CAD, calculated as the average of the USD/CAD exchange rate as published by the Reserve Bank of Australia over the 30 Business Days preceding Completion; and

(b)

" Par Value per Irie Preference Share " is CAD100.

3.4

Irie acknowledges and agrees that it must not sell any Preferences Shares to Cynthia in addition to the Irie Preference Shares:

(a)

from the date of execution of this Agreement until and including Completion; and

(b)

from Completion while the Shareholders Agreement is in effect.

4.

APPLICATION OF PURCHASE PRICE

4.1

Otto acknowledges and agrees that Cynthia will use the Purchase Price to pay the Redemption Amount to Irie in accordance with clauses 5 and 6.

4.2

Irie, Cynthia, EO and Oromin :

(a)

consent to Otto paying the Purchase Price in accordance with clause 6;

(b)

consent to Cynthia paying the Redemption Amount in accordance with clause 6;

(c)

will not do anything which may prevent Otto or Cynthia respectively from making such payments; and

(d)

must, or must ensure Irie must, use the Redemption Amount exclusively to:

(i)

reimburse:

(A)

Irie for all expenditures incurred by Irie (if any);

(B)

EO for all expenditures incurred by EO (if any);

(C)

Oromin for all expenditures incurred by Oromin (if any),

directly in relation to the Contract from 2 May 2008 (being the date the Contract was gazetted) to Completion; and

(ii)

if any portion of the Redemption Amount remains after it is applied as set in out in clause 4.2(d)(i), from Completion fund all financial obligations of EO in respect of the Contract until the Redemption Amount is fully expended.

For the avoidance of doubt, after the Redemption Amount is fully expended, Otto and Irie must contribute to the funding of the Santa Rosa Project in accordance with the Shareholders Agreement.

4.3

If requested to do so by Otto in writing, Irie, EO and/or Oromin (as applicable) must provide documentation to Otto evidencing the amounts incurred by Irie, EO and/or Oromin in relation to the Contract for which Irie, EO and/or Oromin (as applicable) have been reimbursed out of the Redemption Amount pursuant to clause 4.2(d)(i), or EO has paid pursuant to clause 4.2(d)(ii). Irie, EO and/or Oromin (as applicable) must provide this documentation to Otto within 5 Business Days of receipt of Otto's request under this clause.

5.

COMPLETION

5.1

Completion must occur on 14 January 2009 prior to 4pm (Perth, Western Australia time), unless the Parties agree an alternate date and time in writing or Completion is delayed in accordance with this clause 5 .

5.2

The obligation of Cynthia at Completion is to issue to Otto the Interest Shares, free of Encumbrances. Accordingly, and without limitation, Cynthia prior to Completion must obtain the consent of the directors and/or shareholders of Cynthia (as required under Cynthia M&A) to the issue of the Interest Shares to Otto, and Cynthia must deliver or cause to be delivered to Otto the Cynthia Documents at Completion in accordance with the procedure set out in clauses 5 and 6.

5.3

The obligation of Irie at Completion is to redeem the Preference Shares. Accordingly, and without limitation, Irie prior to Completion must obtain the consent of the directors and/or shareholders of Irie and/or Cynthia (as required) to the issue of the Interest Shares to Otto, and Irie must deliver or cause to be delivered to Otto the Irie Documents at Completion in accordance with the procedure set out in clauses 5 and 6.

5.4

Immediately after receipt of the Cynthia Documents and Irie Documents at Completion, Otto must deliver or cause to be delivered the Otto Documents to Cynthia in accordance with the procedure set out in clauses 5 and 6.

5.5

In order to facilitate Completion, the Parties agree  that:

(a)

Cynthia must email draft copies of the Cynthia Documents to Otto at the following email address: king@ottoenergy.com;

(b)

Irie must email draft copies of the Irie Documents to Otto at the following email address: king@ottoenergy.com; and

(c)

Otto must email draft copies of the Otto Documents  to Irie at the following email address: JStewart@mine-tech.com,

as soon as possible but prior to the date in clause 5.6 after execution of this Agreement. Each Party (Receiving Party) must review the documents provided by the other Party (Sending Party) and must immediately inform the Sending Party of any deficiencies in the documents provided by the Sending Party. The Sending Party must immediately rectify any such deficiencies in the documents provided by the Sending Party. If the Sending Party disagrees with the Receiving Party regarding whether any document provided is satisfactory, the Receiving Party and the Sending Party must negotiate reasonably and in good faith to resolve the issue as soon as possible.

5.6

At least 2 Business Days prior to Completion:

(a)

Cynthia must deliver or cause to be delivered final executed copies of the Cynthia Documents to Minter Ellison to be held in escrow;

(b)

Irie must deliver or cause to be delivered final executed copies of the Irie Documents to Minter Ellison to be held in escrow; and

(c)

Otto must deliver or cause to be delivered final executed copies of the Otto Documents to Minter Ellison to be held in escrow,

to the offices of Minter Ellison at the following address:

Level 49, Central Park

152-158 St George's Terrace

PERTH  Western Australia  6000,

and such documents will be held by Minter Ellison until release in accordance with clauses 5.8 to 5.11 and the Escrow Deed.

5.7

Cynthia, Irie and Otto must each:

(a)

execute the Escrow Deed immediately after execution of this Agreement; and

(b)

fax Minter Ellison a copy of the executed Escrow Deed on +61 8 9429 7666 marked "Attention: Otto Energy Ltd", and promptly provide Minter Ellison with an executed original .

5.8

Immediately after receipt of the Cynthia Documents and Irie Documents, Minter Ellison will provide copies of the Cynthia Documents and the Irie Documents to Otto for Otto to inspect. Otto must inspect the copies of the Cynthia Documents and the Irie Documents and determine whether any Cynthia Document and/or Irie Document is incomplete, inaccurate or unsatisfactory.

5.9

If Otto, acting reasonably, determines that any Cynthia Document and/or Irie Document is incomplete, inaccurate and/or unsatisfactory:

(a)

in the case of an incomplete, inaccurate and/or unsatisfactory Cynthia Document:

(i)

Otto must immediately notify Cynthia in writing, setting out the details of why such Cynthia Document is incomplete, inaccurate or unsatisfactory, and how it must be rectified or which additional documents must be provided;

(ii)

subject only to clauses 5.9(a)(iii) and (iv), Cynthia must immediately rectify the deficiency and immediately deliver or cause to be delivered to Minter Ellison rectified a rectified copy of any such incomplete, inaccurate or unsatisfactory Cynthia Document. Each such rectified Cynthia Document must then be subject to the process as set out in clauses 5.8 and 5.9(a);

(iii)

if Cynthia, acting reasonably, disagrees with Otto regarding whether any Cynthia Document is complete, accurate and/or satisfactory, Cynthia must immediately notify Otto in writing, setting out details of why such Cynthia Document is complete, accurate and satisfactory;

(iv)

if Otto disagrees with Cynthia's view as expressed in the written notice under clause 5.9(a)(iii); Otto and Cynthia must negotiate reasonably and in good faith to resolve the issue immediately; and

(b)

in the case of an incomplete, inaccurate and/or unsatisfactory Irie Document:

(i)

Otto must immediately notify Irie in writing, setting out the details of why such Irie Document is incomplete, inaccurate or unsatisfactory, and how it must be rectified;

(ii)

subject only to clause 5.9(b)(iii) and (iv), Irie must immediately rectify the deficiency and immediately deliver or cause to be delivered to Minter Ellison rectified a rectified copy of any such incomplete, inaccurate or unsatisfactory Irie Document. Each such rectified Irie Document must then be subject to the process as set out in clauses 5.8 and 5.9(b);

(iii)

if Irie, acting reasonably, disagrees with Otto regarding whether any Irie Document is complete, accurate and/or satisfactory, Irie must immediately notify Otto in writing, setting out details of why such Irie Document is complete, accurate and satisfactory;

(iv)

if Otto disagrees with Irie's view as expressed in the written notice under clause 5.9(b)(iii), Otto and Irie must negotiate reasonably and in good faith to resolve the issue immediately.

5.10

If:

(a)

Otto determines in accordance with clause 5.9 that any Cynthia Document and/or Irie Document is incomplete, inaccurate and/or unsatisfactory; and

(b)

any such Cynthia Document and Irie Document is not rectified in accordance with clause 5.9 (or any disagreement between Cynthia and Otto described under clause 5.9(a)(iv) is not resolved to the satisfaction of Cynthia and Otto, or any disagreement between Irie and Otto described under clause 5.9(b)(iv) is not resolved to the satisfaction of Irie and Otto), before Completion,

Completion must be delayed and may only take place 2 Business Days after Minter Ellison receives all complete, accurate and satisfactory Cynthia Documents from Cynthia and Irie Documents from Irie, to the satisfaction of Otto or Otto, by written notice to Cynthia and Irie, waives this requirement. If Otto does not notify:

(c)

Cynthia in writing prior to Completion that Otto considers that the Cynthia Documents are incomplete, inaccurate or unsatisfactory, at Completion; and

(d)

Irie in writing prior to Completion that Otto considers that the Irie Documents are incomplete, inaccurate or unsatisfactory, at Completion,

Otto will be deemed to be prepared to accept the Cynthia Documents and the Irie Documents, and Completion will proceed in accordance with clauses 5 and 6.

5.11

Minter Ellison will hold:

(a)

the Cynthia Documents in escrow for Cynthia;

(b)

the Irie Documents in escrow for Irie; and

(c)

the Otto Documents in escrow for Otto,

until the Purchase Price and the Redemption Amount have been paid.

5.12

In respect of Completion:

(a)

the obligations of the Parties under this Agreement are interdependent; and

(b)

all actions required to be performed are taken to have occurred simultaneously on the date of Completion.

6.

PAYMENT OF PURCHASE PRICE AND REDEMPTION AMOUNT

6.1

Provided that Otto is satisfied that it has received complete, accurate and satisfactory Cynthia Documents and Irie Documents in accordance with clause 5, at Completion Otto must pay the Purchase Price to Cynthia by telegraphic transfer in cleared funds to the following bank account (unless another bank account is otherwise notified in writing to Otto by Cynthia):

Account Name:

Cynthia Holdings Ltd
2000-1055 West Hastings Street

Vancouver, B. C.

V6E 2E9

Bank:

Bank of America NT & SA

New York, N. Y.

ABA: 026 009 593

Swift: BOFAUS3N

Beneficiary Bank:

Canadian Imperial Bank of Commerce

400 Burrard Street

Vancouver, B. C.  V6C 3A6

Attn: Renata Indjic, or Dale Funke

Account Number:

05-90916 (US Acct.)

Attn: Renata Indjic, or Dale Funke

Bank # 010

Transit # 00010

Swift Address: CIBCCATT

and Otto must immediately provide evidence of such payment to Cynthia and Minter Ellison.

6.2

Immediately upon receipt by Cynthia of the Purchase Price from Otto, at Completion Cynthia must pay the Redemption Amount to Irie by telegraphic transfer in cleared funds to the following bank account (unless another bank account is otherwise notified in writing to Cynthia by Irie):

Account Name:

Irie Isle Limited

2000-1055 West Hastings Street

Vancouver, B. C.

V6E 2E9

Bank:

Bank of America NT & SA

New York, N. Y.

ABA: 026 009 593

Swift: BOFAUS3N

Beneficiary Bank:

Canadian Imperial Bank of Commerce

400 Burrard Street

Vancouver, B. C.  V6C 3A6

Attn: Renata Indjic, or Dale Funke

Account Number:

05-91017 (US Acct.),

Attn: Renata Indjic, or Dale Funke
Bank # 010
Transit # 00010
Swift Address: CIBCCATT

and Cynthia must immediately provide evidence of such payment to Irie, Otto and Minter Ellison.

6.3

Only upon receipt from Otto of evidence that the Purchase Price has been paid in accordance with this Agreement and receipt from Cynthia that the Redemption Amount has been paid in accordance with this Agreement, Minter Ellison will immediately deliver or cause to be delivered:

(a)

the Cynthia Documents and the Irie Documents to Otto; and

(b)

the Otto Documents to Cynthia.

6.4

If Minter Ellison does not receive evidence that the Purchase Price has been paid from Otto and the Redemption Amount has been paid from Cynthia, Minter Ellison will continue to hold the Cynthia Documents, Irie Documents and Otto Documents in escrow until instructed in writing by Otto, Cynthia and Irie as to how to dispose of them.

6.5

Cynthia must provide Otto with a receipt of payment of the Purchase Price by facsimile on the date of Completion, and provide Otto with the original receipt promptly but within 5 Business Days of Completion.

6.6

Irie must provide Cynthia and Otto with a receipt of payment of the Redemption Amount by facsimile on the date of Completion, and provide Cynthia with the original receipt promptly but within 5 Business Days of Completion.

7.

FURTHER COMPLETION OBLIGATIONS

7.1

If any act, matter or thing which ought to have been done or document which ought to have been executed or delivered at Completion of the issue by Cynthia of the Interest Shares (or of the redemption by Cynthia of the Irie Preference Shares), is found not to have been done or executed and delivered each Party must, upon request by the other Party after such Completion immediately do or cause to be done that act, matter or thing or execute and deliver or cause to be executed and delivered that document.

7.2

If any act, matter or thing is required to be done or any document is required to be executed or provided to Otto to more satisfactorily transfer possession or ownership of the Interest Shares to Otto then Cynthia must, upon request by Otto after Completion immediately do or cause to be done that act, matter or thing or execute and deliver or cause to be executed and delivered that document.

7.3

Any obligation of Otto, Cynthia or Irie under clauses 5 or 6 which is not wholly performed at or before Completion shall survive and not merge upon such Completion if such Completion (notwithstanding non-performance) occurs.

8.

RESIDUAL LIABILITIES POST-COMPLETION

8.1

The Parties acknowledge and agree that liabilities may arise in relation to the AFIP Issue, including without limitation that AFIP may request EO to pay any or all of the "Assumed/Estimated Minimum Income Tax" for fiscal years 2000, 2001, 2002, 2004, 2005, 2006 and 2007. If this occurs:

(a)

EO must pay any amount payable to AFIP or any other third party (including any late penalties, legal fees or the fees of any other advisers, or any government charges incurred in respect of such liability or any expense incurred in complying with clause 8.1(c)) as soon as possible but at the latest within the time specified by AFIP or the relevant third party;

(b)

it is the sole responsibility of Irie and/or Oromin to reimburse EO for any amounts paid under clause 8.1(a). For the avoidance of doubt the Redemption Amount applied under clause 4.2(d) cannot be used to reimburse EO for such payments;

(c)

EO must ensure any inflow of foreign funds into EO for reimbursements under this clause 8.1 must be conducted in accordance with Argentinean Central Bank regulations and preserving Otto's rights under all the agreements executed by the Parties including without but not limited to the Shareholders Agreement.

8.2

The Parties acknowledge and agree that liabilities may arise in relation to the Central Bank Notice Issue including that the Argentine Central Bank may require a non-remunerated mandatory deposit of US$70,000 to be made by EO. If this occurs:

(a)

EO must pay any amount payable to the Argentine Central Bank or any other third party (including any late penalties, legal fees or the fees of any other advisers, any government charges incurred in respect of such liability or any expense incurred in complying with clause 8.2(c)) as soon as possible but at the latest within the time specified by the Argentine Central Bank or the relevant third party;

(b)

it is the sole responsibility of Irie and/or Oromin to reimburse EO for any amounts paid under clause 8.2(a). For the avoidance of doubt the Redemption Amount applied under clause 4.2(d) cannot be used to reimburse EO for such payments; and

(c)

EO must ensure any inflow of foreign funds into EO for reimbursements under this clause 8.2 must be conducted in accordance with Argentinean Central Bank regulations and preserving Otto's rights under all the agreements executed by the Parties including without limitation the Shareholders Agreement.

8.3

The Parties acknowledge and agree that liabilities may arise in relation to the failure of Cynthia, prior to Completion, to keep the register of directors (or a copy thereof) at the registered office of Cynthia, to keep a "Register of Charges" as referred to in clause 9.5 and/or to lodge Idziszek's personal details with the relevant registry in the British Virgin Islands. If this occurs:

(a)

Cynthia must pay any amount payable in respect of such liability (including any late penalties, legal fees or the fees of any other advisers, or any government charges incurred in respect of such liability) as soon as possible but at the latest within the time required by any Government authority; and

(b)

it is the sole responsibility of Irie and/or Oromin to reimburse Cynthia for any amounts paid under clause 8.3(a). For the avoidance of doubt the Redemption Amount applied under clause 4.2(d) cannot be used to reimburse Cynthia for such payments.

9.

CONDUCT PENDING COMPLETION

9.1

In consideration of the rights and obligations of each of the Parties in entering into this Agreement, from the date of this Agreement until Completion :

(a)

Cynthia and EO shall (and Irie shall cause Cynthia and EO to):

(i)

manage and conduct the Santa Rosa Project as a going concern with all due care and in accordance with normal and prudent practice (having regard to the nature of the Santa Rosa Project and the past conduct of the Santa Rosa Project);

(ii)

use best endeavours to maintain the profitability and value of the Santa Rosa Project; and

(iii)

use reasonable commercial efforts to comply with all applicable laws;

(b)

Irie, Cynthia and EO shall not (and, if applicable, Irie shall ensure that Cynthia and EO do not ) , without the prior written consent of Otto and the authorisations required by Laws/Regulations or by the Contract (if applicable), do or permit any of the following to be done (other than as permitted at Completion in respect of clauses 9.1(b)(v) and (vi) and (xi) in accordance with this Agreement) :

(i)

create any fixed or floating charge, debenture, lien (other than a lien arising by operation of law) or other Encumbrance over the whole or any part of the Contract to secure an amount , which separately and in aggregate, is in excess of the Material Amount;

(ii)

borrow any sum in an amount in excess of the Material Amount or which would result in EO's total sums borrowed being in excess of the Material Amount;

(iii)

give any guarantee, letter of comfort or indemnity to secure or assure the liabilities or obligations of any person;

(iv)

sell, transfer, lease, assign or otherwise dispose of a part or the whole of the Contract (or any interest therein), or contract so to do;

(v)

in the case of each of Cynthia and EO only, issue any shares;

(vi)

in the case of Irie only, sell, transfer, lease, assign, redeem or otherwise dispose of any of the Common Shares or Preference Shares;

(vii)

in the case of Cynthia only, sell, transfer, lease, assign, redeem or otherwise dispose of any of Cynthia's shares in EO;

(viii)

in the case of Cynthia and Irie only, grant any options over the Interest Shares, or any of the share capital of Cynthia;

(ix)

in the case of Cynthia and EO only, grant any options over any of the share capital of EO;

(x)

consolidate, sub-divide or convert any of the respective share capital of Cynthia (in the case of Irie or Cynthia) or EO (in the case of Cynthia or EO) or in any way alter the rights attaching thereto;

(xi)

conduct the Santa Rosa Project other than as it has been conducted prior to the date of this Agreement ;

(xii)

in the case of each of Irie or Cynthia, convert all or any of their respective shares in Cynthia or EO into a larger or smaller number of shares;

(xiii)

dispose, or agree to dispose, of the whole, or a substantial part, of its business or property;

(xiv)

charge, or agree to charge, the whole, or a substantial part, of its business or property;

(xv)

resolve to be wound up;

(xvi)

have a liquidator or provisional liquidator appointed;

(xvii)

have a court make an order for the winding up of Cynthia or EO; or

(xviii)

have a receiver, or a receiver and manager appointed in relation to the whole, or a substantial part, of their property,

where a reference to "shares" or any type of shares or share capital in this clause includes all shares in the relevant entity, whether issued or not.

9.2

Until Completion , Otto and its representatives may attend at the Santa Rosa Project or the premises from which the Santa Rosa Project is being conducted to:

(a)

observe the conduct of the Santa Rosa Project and the operations of Cynthia and EO;

(b)

examine and, if desired, copy any of the records, property and affairs of Cynthia and EO; and

(c)

consult the accountant of Cynthia and EO and any employees concerning the Santa Rosa Project and the operations and affairs of Cynthia and EO.

9.3

Where an event or omission occurs which has or may have a material effect on the profitability or value of Cynthia, EO, the Santa Rosa Project, or the Interest Shares, Irie, Cynthia and EO will immediately upon any of them becoming aware of that event give notice to Otto fully describing the event.

9.4

The Parties acknowledge that clauses 9.1 to 9.3 are fundamental to the Agreement and, without limitation to any of its other rights, Otto may terminate this Agreement by notice in writing to any of Irie , Cynthia or EO if there is any breach of the terms of clauses 9.1 to 9.3 by any of Irie, Cynthia and/or EO respectively. This clause does not limit the fundamental nature of any other terms of this Agreement.

9.5

Within 30 Days from the date of this Agreement, Cynthia will establish a "Register of Charges" setting out all charges, mortgages and other Encumbrances over the shares and assets of Cynthia which register will comply with the requirements of s162 of the Business Companies Act 2004 (BVI), and promptly provide Otto with a copy of this Register of Charges.

10.

CONDUCT DURING PRE JOA PERIOD

10.1

During the period commencing on the date of Completion and ending on the Reorganisation Date (the “Pre JOA Period”) the rights and obligations of the Parties and the conduct of operations on the Contract by EO shall be governed by and conducted in accordance with the Shareholders Agreement and the Cynthia/EO Operating Agreement.

10.2

The Parties acknowledge that:

(a)

subject to clauses 10.2(b) and (c), Otto and Irie will be severally liable for payment of the Haimila Royalty in amounts proportional to the percentage interest held respectively by (as applicable):

(i)

Otto and Irie in Cynthia; or

(ii)

the Otto Subsidiary and EO in the Contract ;

(b)

in the event that at any time Oromin acquires a part or whole of the interest in the Haimila Royalty from Dr Norman Haimila for Aurora Projects International, Otto's obligation to pay its proportionate amount of such relevant part of or all of the Haimila Royalty will terminate immediately; and

(c)

in the event that Otto acquires a part or whole of the interest in the Haimila Royalty from Dr Norman Haimila for Aurora Projects International at any time, Oromin's obligation to pay its proportionate amount of such relevant part of or all of the Haimila Royalty will terminate immediately.

11.

REORGANISATION OF THE SANTA ROSA PROJECT

11.1

The Parties agree that, provided:

(a)

it is legally possible under Argentinean law to do so; and

(b)

Otto is not then in default of its obligations under this Agreement and/or the Shareholders Agreement ,

Otto may, but is under no obligation to, during the Pre JOA Period and at any time after Completion, give written notice to Irie, EO and Cynthia that Otto has elected to take a direct interest in the Contract (Reorganisation).

11.2

After receipt of the notice pursuant to clause 11.1, the Parties must use best endeavours to procure the following :

(a)

EO, Otto and/or the Otto Subsidiary (as applicable) must obtain all approvals required in order for EO to transfer to the Otto Subsidiary, and for Otto Subsidiary to hold, a direct percentage interest in the Contract , including, if necessary, obtaining qualification of Otto as a foreign corporation before the GIC and any ancilliary registrations with applicable tax authorities; and

(b)

Otto, Cynthia, Irie and/or Oromin must obtain all approvals required under British Virgin Island Laws/Regulations to the transfer of the Interest Shares to Irie.  The Parties agree that Otto may elect for Reorganisation to proceed by the buy-back of the Interest Shares by Cynthia rather than transfer of Interest Shares to Irie, in which case clauses 11 and 12 apply mutatis mutandis .

For the avoidance of doubt, nothing in this clause 11.2 obliges EO to continue with Reorganisation if EO is required to accept a revised Contract which contains terms which are  less favourable than terms of the Contract which is in existence immediately prior to Reorganisation being initiated.

11.3

Immediately upon procuring each approval in clause 11.2, the relevant Party must furnish to each other Party documents evidencing that such approval has been procured. Immediately after the last of these approvals have been obtained, Otto must provide notice in writing to Irie, with a copy to Oromin, that the Reorganisation Completion will proceed ( Reorganisation Notice Date ).

12.

REORGANISATION COMPLETION

12.1

Reorganisation Completion must occur at the offices of Oromin at Suite 2000, Guinness Tower, 1055 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2E9 .

12.2

EO and Otto must execute the Joint Operating Agreement on or before Reorganisation Completion, and the Joint Operating Agreement must take effect from the Reorganisation Completion.

12.3

The obligation of EO at Reorganisation Completion is to transfer to Otto (or its nominee) good title to a direct percentage interest in the Contract equivalent to the percentage interest held by Otto in Cynthia at the time of the Reorganisation in consideration for Otto paying EO US$1. Accordingly, and without limitation, EO must deliver or cause to be delivered to Otto at Reorganisation Completion:

(a)

the authorization of the transfer by the relevant enforcing authority;

(b)

the resolution of the EO Board granting the Contract in favour of EO and Otto Subsidiary;

(c)

all other documents required to assign the percentage interest in the Contract, executed as necessary, including any such documents reasonably requested by Otto to EO in writing prior to Reorganisation Completion;

(d)

a tax invoice for US$1; and

(e)

US$1 paid pursuant to 12.4.

12.4

The obligation of Otto at Reorganisation Completion is to transfer to Irie good title to the Interest Shares in consideration for Irie paying Otto US$1. Accordingly, and without limitation, Cynthia must obtain the consent of the directors and/or shareholders of Cynthia (as required under Cynthia  M&A) to the transfer of the Interest Shares to Irie, and Otto must deliver or cause to be delivered to Irie at Reorganisation Completion:

(a)

the share certificates for the Interest Shares;

(b)

instruments of transfer of the Interest Shares in favour of Irie which have been duly executed by Otto and are in registrable form;

(c)

a tax invoice for US$1;

(d)

US$1 paid pursuant to clause 12.3; and

(e)

the Otto Deed executed by the Otto Subsidiary.

12.5

 In respect of Reorganisation Completion:

(a)

the obligations of the Parties under this Agreement are interdependent; and

(b)

all actions required to be performed are taken to have occurred simultaneously on the date of Reorganisation Completion.

12.6

Otto must provide Irie with a receipt of payment made pursuant to clause 12.3 and Irie must provide Otto with a receipt of payment made pursuant to clause 12.4. Each receipt must be provided promptly but within 1 Business Day of Reorganisation Completion.

12.7

Each of Oromin, Cynthia, Irie, Otto and EO have consented to, and, at Otto’s sole expense, will take all steps necessary to effect, the Reorganisation, including by procuring any company which they each control take all necessary steps as soon as reasonably practicable after the Reorganisation Notice has been issued to effect the Reorganisation. In respect of all reasonable costs incurred by Oromin, Cynthia, Irie or EO to effect the Reorganisation (Reorganisation Costs):

(a)

subject to clause 12.7(b), Otto must promptly reimburse Oromin, Cynthia, Irie or EO (as applicable) for all Reorganisation Costs provided that Oromin, Cynthia, Irie or EO (as applicable) provide all relevant receipts and tax invoices to Otto within 60 Days of Reorganisation Completion (Reorganisation Invoices);

(b)

Otto may inspect the Reorganisation Invoices, and, if Otto (acting reasonably) deems it appropriate, Otto at its cost may elect to appoint an independent auditor to review the Reorganisation Costs incurred. If the independent auditor verifies the Reorganisation Costs against the Reorganisation Invoices, Otto must promptly pay the Reorganisation Costs in accordance with clause 12.7(a). Otherwise, if Oromin, Cynthia, Irie or EO (as applicable) disagree with the amount to be paid as determined by the independent auditor, the Parties must endeavour to agree the amount of Reorganisation Costs to be paid by Otto. If agreement of such amount cannot be reached within 10 Business Days of the decision by the independent auditor, the Parties (at the equal cost of Oromin and Otto) must appoint an independent expert to promptly determine the Reorganisation Costs to be paid. The decision of the independent expert will be final and binding.

12.8

After the Reorganisation, EO, Cynthia, the Otto Subsidiary and Otto will do all things necessary to:

(a)

update all public and private registers and records relating to the Contract to reflect it being jointly held by EO and the Otto Subsidiary in the correct proportions; and

(b)

assign to the Otto Subsidiary by public deed  the relevant participating interest in all contracts, agreements and other arrangements (Arrangements) previously entered into by EO alone in relation to the Santa Rosa Project . If it is not possible to assign the relevant interest in an Arrangement to the Otto Subsidiary, EO acknowledges and agrees that it holds the Otto Subsidiary's participating interest in that Arrangement on trust for the Otto Subsidiary.

13.

WARRANTIES

13.1

Oromin, Irie , Cynthia and EO each represent and warrant to Otto that the warranties and representations set out in item 1 of Schedule 1 are true, complete and accurate as at the date of this Agreement and as at each of the date of Completion , and the Reorganisation Date, unless indicated otherwise in item 1 of Schedule 1.

13.2

Otto represents and warrants to Oromin, Irie, Cynthia and EO that the warranties and representations set out in item 2 of Schedule 1 are true, complete and accurate as at the date of this Agreement and as at each of the date of Completion, and the Reorganisation Date , unless indicated otherwise in item 2 of Schedule 1.

14.

INDEMNITIES

14.1

Oromin, Cynthia, Irie and EO each indemnifies Otto against any claim or liability which may be incurred or sustained by Otto in connection with any default or delay by Cynthia, Irie and/or EO (as applicable) in the due and punctual performance of any of their respective obligations under this Agreement or the breach of any warranties as given in this Agreement.

15.

DISPUTE RESOLUTION

15.1

If a dispute or difference arises between Otto and the other Parties arising from this Agreement the Parties shall meet on a bona fide basis to seek to resolve such dispute or difference. If the dispute or difference cannot be resolved by the Parties then the Parties will settle the dispute by arbitration by one arbitrator pursuant to and under the rules of the London Court of International Arbitration , London.

15.2

The decision of the arbitrator shall be final and binding on the Parties, their successors and assigns. Such award shall not be subject to appeal to any other court or body and the Parties shall forthwith give it full effect. The arbitral award shall deal with the question of the costs of arbitration and all matters related thereto.

16.

CONFIDENTIALITY

16.1

Unless agreed in writing by all Parties, this Agreement and its terms and all information obtained in relation to the Santa Rosa Project must be kept confidential as between the Parties and must not be disclosed by a Party other than to a Related Corporation or to the minimum extent required by any applicable law or the requirements of any regulatory body or the rules of any stock exchange which are applicable to that Party or its Related Corporations or to a bona fide potential assignee of the whole or any part of that Party’s Interest.

16.2

A Party intending to make a public announcement or statement with respect to the Santa Rosa Project shall use its best endeavours to provide a copy of the proposed announcement or statement to the other Parties prior to release. Each Party must promptly consult with the other Parties prior to release of any public announcement and statement, regarding the wording and timing of any such public announcement and statement by all or any of them relating to the Santa Rosa Project.

16.3

The provisions of this clause 16 will continue to bind each Party for a period of 5 years following the earlier of the date of termination of this Agreement or the date that the Party ceases to be a Party to this Agreement.

17.

FORCE MAJEURE

17.1

The term "force majeure" means any cause (other than insufficiency of funds) beyond the reasonable control of the Party concerned including act of God, industrial dispute, war, act of public enemies, riot, civil commotion or disturbance, fire, flood, storm and other damage caused by the elements, earthquake, explosion, or any action or inaction of any government or other competent authority, serious interruption in transport or breakdown of essential equipment or other material or services.

17.2

If a Party is rendered unable wholly or in part by force majeure to observe or perform its obligations under this Agreement, that Party must give prompt notice to the other Parties of the date and specific nature of the occurrence and, as far as possible, the estimate of its duration and the obligations of that Party will, insofar as they are affected by the force majeure, be suspended for the continuance of the force majeure. For the avoidance of doubt, the date of Completion may be delayed for the same period that any force majeure continues.

18.

NOTICES

18.1

All notices, requests, demands or other communications under or for the purposes of this Agreement must be in writing and delivered or sent by facsimile to the address or facsimile number of the Party set out in clause 18.3 or to such other address or facsimile number as that Party may from time to time notify to the other Parties for the purpose of this clause.

18.2

A notice given in accordance with clause 18.1 will be treated as having been received:

(a)

if hand delivered, when delivered; and

(b)

if sent by facsimile, on production of a correct and complete transmission report from the despatching machine which indicates that the transmission was sent in its entirety to the facsimile number of the recipient notified for the purpose of this clause.

18.3

The address and facsimile number of each Party is as follows:

Otto Energy Limited:

Attention:

Alex Parks

Address:

32 Delhi Street

West Perth Western Australia 6005

Facsimile:

+ 61 8 6467 8801

Copy to:

Richard King and Jaap Poll

Oromin Explorations Limited, Irie Isle Limited, Cynthia Holdings Limited and Exploraciones Oromin SA:

Attention:

Julio Pulisich

Address:

c/o Torre Pulisich, Rivadavia No. 42, 1 Piso Of. 1, Diudad  (M550GHB), Mendoza, Argentina

Facsimile:

011-54-261-420-0262

with copies to

Attention:                Chet Idziszek & J.G. Stewart

Address:                Suite 2000, 1055 West Hastings Street, Vancouver, British Columbia Canada V6E 2E9

Facsimile:              +1 604 331 8773

19.

PARENT COMPANY GUARANTEE

In consideration of Otto entering into this Agreement at the request of Oromin, Oromin unconditionally and irrevocably guarantees to Otto the due and punctual performance by each of Irie , Cynthia and EO of their respective obligations under this Agreement and separately and as principal obligor indemnifies Otto against any claim or liabilities which may be incurred or sustained by Otto in connection with any default or delay by any of Irie , Cynthia or EO in the due and punctual performance of any of their obligations under this Agreement or any breach of warranty given under this Agreement .

20.

COSTS AND STAMP DUTY

20.1

Each Party must pay its own costs and expenses (including legal costs) in connection with the preparation, negotiation, execution and delivery of this Agreement.

20.2

Any stamp duty payable in respect of this Agreement (including any costs of EO in registering the Agreement in Argentina) will be borne by Otto.

21.

GENERAL

21.1

This Agreement constitutes the entire agreement between the Parties in relation to its subject matter and supersedes all prior agreements and understandings between the Parties with respect to those matters.

21.2

This Agreement may only be amended in writing signed by all the Parties and not in any other manner.

21.3

No waiver or relaxation by a Party of any of the terms and conditions of this Agreement will be effective unless it is in writing signed by that Party and then will be effective only in the specific instance and for the purpose for which it is given. The delay or default on the part of a Party in exercising any power, right or remedy conferred upon that Party under this Agreement will not operate as a waiver of it or any other right hereunder or affect or impair the Party’s right to enforce that power, right or remedy at any time. A single or partial exercise of any power, right or remedy does not preclude any other or further exercise of it or any other power, right or remedy.

21.4

Each Party must sign, execute, deliver and do all deeds, documents, instruments and acts reasonably required of it to carry out and to give full effect to this Agreement and the rights and obligations of the Parties under it.

21.5

If a provision of this Agreement is prohibited, invalid or unenforceable in a jurisdiction, that provision will, as to that jurisdiction, be ineffective to the extent of prohibition, invalidity or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

21.6

Subject as provided in this Agreement, this Agreement is binding upon and inures for the benefit of the Parties and their respective successors and permitted assigns.

21.7

This Agreement is governed by and construed in accordance with the laws of British Columbia and each Party submits to the non-exclusive jurisdiction of the courts of British Columbia and of all courts competent to hear appeals from the courts of British Columbia in respect of all proceedings arising in connection with this Agreement.

21.8

A Party may only assign its rights or obligations under this Agreement with the prior written consent of the other Parties, such consent not to be unreasonably withheld.

21.9

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes, provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

EXECUTED as an agreement.

EXECUTED BY OTTO ENERGY LIMITED in accordance with Section 127 of the Corporations Act

Director – Signed: “Jacob J.K. Poll”	~~Director~~/Secretary – Signed: “Emma McCorrmack”
Print Name – Jacob J.K. Poll	Print Name – Emma McCormack

EXECUTED BY OROMIN EXPLORATIONS LTD

Director – Signed: “Chet Idziszek”	Director/Secretary
Print Name – Chet Idziszek	Print Name

EXECUTED BY IRIE ISLE LIMITED

Director – Signed: “Chet Idziszek”	Director/Secretary
Print Name – Chet Idziszek	Print Name

EXECUTED BY CYNTHIA HOLDINGS LIMITED

Director – Signed: “Chet Idziszek”	Director/Secretary
Print Name – Chet Idziszek	Print Name

EXECUTED BY EXPLORACIONES OROMIN S.A.

Director – Signed: “Chet Idziszek”	Director/Secretary
Print Name – Chet Idziszek	Print Name

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SCHEDULE 1

REPRESENTATION AND WARRANTIES

ITEM 1 OROMIN , IRIE, CYNTHIA AND EO REPRESENTATIONS AND WARRANTIES

Oromin, Irie, Cynthia and EO each jointly and severally represent and warrant to Otto that:

(a)

Each of Oromin , Irie, Cynthia and EO is a corporation duly incorporated and validly subsisting and in good standing under the laws of its jurisdiction of incorporation;

(b)

Each of Oromin , Irie, Cynthia and EO has the power, capacity and authority to enter into and perform this Agreement and all transactions contemplated herein and to take all actions required of each respective Party under this Agreement and all corporate and other actions required to authorise each respective Party to enter into and perform this Agreement have been properly taken;

(c)

As at the date of this Agreement and at the date of Completion: Irie is the sole registered legal and beneficial owner of 100% of the issued and authorised shares of Cynthia, all of which shares are fully paid, validly issued and are free and clear from all liens, mortgages, charges, pledges, security interests , Encumbrances, equities and other third party interests of whatsoever nature and there are no agreements, options, warrants, rights of conversion, rights of pre-emption or similar rights or other rights pursuant to which (a) Irie is or may become obligated to sell, transfer or assign any shares or other securities of Cynthia to any person other than Otto or (b) Cynthia is required to issue shares other than in accordance with this Agreement;

(d)

Of the 100% issued shares of EO, 50,000 shares in EO are held by Idziszek who holds these 50,000 shares on trust for Cynthia, and 1,950,000 shares are held by Cynthia as the sole legal and beneficial owner. All of these shares are fully paid, validly issued and are free and clear from all liens, charges, security interests and Encumbrances whatsoever and there are no agreements, options, warrants, rights of conversion, rights of pre-emption or similar rights or other rights pursuant to which each of B&S Fiduciaria, Idziszek or Cynthia is or may become obligated to sell, transfer or assign any shares or other securities of EO to any person or (b) EO is required to issue shares;

(e)

As at the date of execution of this Agreement As at the date of this Agreement and at the date of Completion, there are issued in the capital of Cynthia 1212.415 Common Shares and 21,462 Preference Shares and there are authorised in the capital of Cynthia 10,000 Common Shares and 100,000 Preference Shares. Immediately after Completion there will be issued in the capital of Cynthia 1795.638 Common Shares and 21,462 Preference Shares minus the Irie Preference Shares, and there will be authorised capital of Cynthia of 9,416.777 Common Shares and 100,000 Preference Shares. The certified copy of the

2

current share register of Cynthia provided to Otto at Completion is a true, complete and accurate reflection of the current shareholdings in Cynthia ;

(f)

The Interest Shares constitute 32.48% of the issued Common Shares of Cynthia and 32.48% of the authorised Common Shares of Cynthia;

(g)

All assets of Cynthia are free from all liens, mortgages, charges, pledges, Encumbrances, equities and other third party interests of whatsoever nature . Cynthia’s only material asset is its legal and beneficial ownership of 1,950,000  issued shares of EO, and beneficial ownership of 50,000 issued shares of EO, and Cynthia conducts no other business except its business in relation to its ownership of the shares in EO;

(h)

With the exception of EO, Cynthia has no subsidiaries and has no interest in the share capital of any other company ;

(i)

EO’s only material asset is its interest in the Contract and EO conducts no other business except its business in relation to the Santa Rosa Project;

(j)

EO is legally entitled to hold the Contract.

(k)

EO has obtained all permits, approvals and consent from any relevant government body or third party organisation to hold the Contract including without limitation, any environmental approvals, surveys and issuance of formal title required.

(l)

EO has no subsidiaries and has no interest in the share capital of any other company ;

(m)

Cynthia has obtained qualification before the GIC in respect of EO;

(n)

Except for EO, no person, firm, corporation or other entity of any kind whatsoever has any form of right to explore, develop or otherwise exploit the Contract;

(o)

Cynthia and EO each do not trade under any name other than their own corporate name;

(p)

Cynthia and EO are not in default in any respect under any material contracts, leases, or agreements or other indentures (including, without limitation, the Surge Agreement, the Surge Transfer Agreement and the agreements listed in items (i) to (iv) of warranty (r) below (Havana Letter Agreements)) to which Cynthia or EO is a party or by which EO is bound, and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default;

(q)

Except for the Haimila Royalty, EO has not sold, transferred, assigned, Encumbered , conveyed, leased, licensed or otherwise disposed of the Contract or agreed to do any of these things or granted an option to any person to purchase the Contract or any interest in the Contract;

3

(r)

Only the following agreements have been ratified by Cynthia's board of directors:

(i)

Letter Agreement dated 5 February 2003 between Cynthia and Bible Resources Limited, the Havana Group Inc and Irie;

(ii)

Letter Agreement dated 30 April 2003 between Cynthia and Bible Resources Limited, the Havana Group Inc and Irie;

(iii)

Letter Agreement dated 31 April 2003 between Cynthia and Bible Resources Limited, the Havana Group Inc and Irie;

(iv)

Trust Agreement dated 2 November 2004 between Cynthia and Idziszek; and

(v)

the Surge Transfer Agreement,

and Cynthia has not entered into any other material contracts, leases or agreements or other indentures with the exception of the Surge Agreement, which has been validly executed by all relevant parties;

(s)

EO has not entered into any other material contracts, leases or agreements or other indentures with the exception of the agreements referred to in warranty (x) below;

(t)

There are no adverse claims or challenges of any kind whatsoever, including without limitation claims or challenges by third parties, against or to the ownership of, or title to, the shares of Cynthia , the shares of EO or the Contract, nor is there any basis for any such adverse claims or challenges , that if determined adversely, would have a material adverse effect on the ownership or use thereof;

(u)

To the best of their knowledge, neither Cynthia nor EO   has been nor is in breach in any respect of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever, including without limitation environmental laws, ordinances, statutes, regulations, by-laws, orders or decrees with the exception of the AFIP Issue and Central Bank Notice Issue detailed in warranty (aa). In particular:

(i)

Cynthia has kept and is keeping the register of directors or a copy thereof at the registered office of Cynthia as required by the BVI Business Companies Act 2004; and

(ii)

all resolutions of Cynthia's board of directors are effective as:

(A)

each resolution is validly passed and registered; or

(B)

each resolution had been subsequently ratified by all directors of Cynthia ;

(v)

The execution and delivery of this Agreement, the performance of the obligations of Oromin , Irie , Cynthia and EO under this Agreement and the completion of the transactions contemplated under this Agreement will not:

4

(i)

conflict with, or result in a breach of or the acceleration of any indebtedness under, or constitute a default under, any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which Oromin, Irie, Cynthia or EO is a party or by which Oromin, Irie, Cynthia or EO is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which Oromin, Irie, Cynthia or EO is bound, which would have a material adverse effect on this Agreement and the completion of the transactions contemplated hereunder; or

(ii)

to the best of their knowledge, result in a violation of any law or regulation of any kind whatsoever by Oromin, Irie, Cynthia or EO , which would have a material adverse effect on this Agreement and the completion of the transactions contemplated hereunder;

(w)

Cynthia has no liabilities, whatsoever, whether contingent or accrued and whether or not determined or determinable (including any royalty, financial or other liability, or annual sustaining fees and corporate service fees charged by British Virgin Islands (BVI) counsel);

(x)

EO has no liabilities whatsoever, whether contingent or acquired and whether or not determined or determinable (including any royalty, financial or other liability), other than the following liabilities:

(i)

obligations under the terms of the Contract;

(ii)

the Haimila Royalty;

(iii)

obligations under the loan agreement dated February 14, 2008 between EO and Oromin; and

(iv)

obligations under the EMEPA Agreement ;

(v)

liabilities incurred in the normal course of EO’s business under the Material Amount per annum;

(vi)

the USD100,000 bonus we have agreed to pay to Carlos Martinez Lopez on a commercial discovery of hydrocarbons, where "commercial discovery" has the meaning defined in the JOA;

(vii)

Carlos Lopez's monthly retainer of USD12,500;

(viii)

the monthly retainer of USD5,000 payable to Torre Pulisich;

(ix)

any costs incurred in the preparation of the environmental impact study;

(x)

all amounts paid to Dr Norman Haimila under his consulting/employment contract;

(xi)

including, without limitation, all governmental taxes, royalties or assessments whether currently existing or imposed subsequent to the date of this Agreement; and

5

(xii)

any costs incurred by Dr Armando Surballe for the negotiation with surface owners;

(y)

The Accounts:

(i)

attached in Annexure E are true, complete and accurate copies of the Accounts;

(ii)

disclose a true and fair view of the assets, liabilities, state of affairs and the financial position of EO as at their date and for the period ending on that date (including appropriate provision for tax liabilities);

(iii)

have been prepared in accordance with the accounting policies and practices previously applied by EO ’s auditors or accountants and consistent with generally accepted accounting principles and all applicable laws; and

(iv)

contain proper and adequate provision for and full disclosure of all liabilities, whether actual, contingent or otherwise as at their date;

(z)

The financial performance of EO disclosed in the Accounts is not affected by any unusual or non-recurring items and no material changes have occurred in the business of each of the Santa Rosa Project or EO, or in the liabilities or the financial performance of the Santa Rosa Project and EO from that disclosed by the Accounts, other than the reasonable costs which have been incurred by EO in the maintenance and operation of the Contract from 29 February 2008 to Completion. Documentation of such reasonable costs has been provided to Otto;

(aa)

Since the balance date of the latest Accounts, there has been no occurrence which has or will (either itself or together with any other occurrence) materially and adversely affect the assets, liabilities, value, financial position, profitability or prospects of the Santa Rosa Project, or EO or the ability of EO to conduct the Santa Rosa Project other than occurrences in financial, political, or economic conditions affecting all investments and businesses in Argentina generally except:

(i)

the AFIP Issue which must be addressed in accordance with clause 8.1; and

(ii)

the Central Bank Notice Issue which must be addressed in accordance with clause 8.2;

(bb)

Notwithstanding the failure by Cynthia since 2005 to prepare financial statements or accounts, or to lodge such financial statements or accounts with the appropriate authorities:

(i)

such failure to prepare and/or lodge such financial statements or accounts with the appropriate authorities will not result in any adverse legal consequences or penalties in either the British Virgin Islands or Argentina;

6

(ii)

Oromin, Irie and/or Cynthia (as applicable) have disclosed to Otto a true and fair view of the assets, liabilities, state of affairs and the financial position of Cynthia (including disclosure of any tax liabilities);

(iii)

Oromin, Irie and/or Cynthia (as applicable) have made proper and adequate provision for and full disclosure of all liabilities of Cynthia, whether actual, contingent or otherwise, to Otto;

(iv)

financial performance of Cynthia has not been affected by any unusual or non recurring items and no material changes have occurred in the business of Cynthia, or in the liabilities or the financial performance of Cynthia and EO which has not been disclosed in writing to Otto prior to the date of execution of this Agreement;

(v)

there has been no occurrence which has or will (either itself or together with any other occurrence) materially and adversely affect the assets, liabilities, value, financial position, profitability or prospects of Cynthia or the ability of Cynthia to conduct the Santa Rosa Project other than occurrences in financial, political or economic conditions affecting all investments and businesses in the BVI generally;

(cc)

Since 2005:

(i)

Cynthia has carried on business in the ordinary and usual course and has not entered into any contracts or arrangements other than in the ordinary and usual course of carrying on business;

(ii)

Cynthia has not incurred or undertaken any actual or contingent liabilities or obligations, including tax, except in the ordinary and usual course of business;

(iii)

Cynthia has not acquired or disposed of or dealt with any assets, nor has it entered into any agreement or option to acquire or dispose of any assets other than in the normal course of business for full market value;

(iv)

except in the ordinary and usual course of business, Cynthia has not borrowed money;

(v)

except by operation of law or in the ordinary and usual course of its business, Cynthia has not granted any Encumbrance over any of its assets;

(vi)

no loans have been made nor bonuses paid by Cynthia to its members or directors, nor have any advances or loan money been accepted from any of its members or directors; and

(vii)

no resolutions have been passed by the members or directors of Cynthia except in the ordinary and usual course of business of Cynthia and those necessary to give effect to this Agreement.

7

(dd)

Cynthia has not provided any letter of comfort or made any representation or given any undertaking to any person in respect of the obligations or solvency of any other person or in support of or as an inducement to or otherwise in connection with the provision of financial accommodation, whether or not considered by Cynthia to be legally binding.

(ee)

Oromin, Irie, Cynthia and EO have provided to Otto full details in complete terms of every contract under which Cynthia receives, or is entitled to receive, financial accommodation from any person.

(ff)

In the tax warranties (gg) to (ii):

(i)

Tax Authority means any government, semi-government, administrative, municipal, statutory, fiscal or judicial body, department, commission, authority, tribunal, agency, entity or person responsible for the collection of any tax or administration of any Tax Law.

(ii)

Tax Law means any applicable law, including without limitation any common law, statute, statutory instrument, treaty, regulation, directive, decision, by-law, circular, code, guidance, interpretation note, plan, order, notice, demand, decree, injunction, resolution or judgment in relation to any Tax.

(iii)

Tax means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, donations tax, secondary tax on companies or otherwise) levy, assessment, tariff, duty (including any customs duty) or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Tax Authority.

(gg)

All rents, rates, Taxes, duties, levies, charges and other assessments charged or chargeable against Cynthia and/or EO (including any interest and/or penalties relating to such rents, rates, Taxes, charges and other assessments) which are due have been paid when due.

(hh)

There is no material dispute or disagreement outstanding with any Tax Authority regarding liability or potential liability to any Tax recoverable from Cynthia and/or EO or regarding the availability of any relief from Tax to Cynthia and/or EO with the exception of the AFIP Issue and Central Bank Notice Issue detailed in warranty (aa), and there are no circumstances which make it likely that any such dispute or disagreement will arise.

(ii)

Each of Cynthia and EO has:

(i)

complied with all obligations imposed on Cynthia or EO (as applicable) by any Tax Law;

8

(ii)

paid, or Cynthia's or EO's (as applicable) accounts fully provide for, all Tax which Cynthia or EO (as applicable) is or may become liable to pay in respect of the period up to and including the date of Completion;

(iii)

filed, lodged or submitted all Tax returns and information regarding Tax and Tax matters as and when required by Tax Law or requested by any Tax Authority;

(iv)

maintained sufficient and accurate records and all other information required to support all Tax returns and information which has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under any Tax Law;

(v)

complied with all of its obligations under any statutory provisions or Tax Law requiring the deduction or withholding of Tax from amounts paid by Cynthia or EO (as applicable), whether on its own behalf or as agents, and has properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have yet to become payable); and

(vi)

complied with all its obligations to register for the purposes of any Tax Law.

(jj)

The records of Cynthia, EO and the Santa Rosa Project and the records which relate to the Contract:

(i)

have been fully and properly maintained and contain due records of all matters required to be entered by prudent business practice;

(ii)

do not contain or reflect any material inaccuracies or discrepancies; and

(iii)

the Contract attached in Annexure F is a true, complete and accurate copy of the Contract, and that the Contract (as attached) has not been revised or amended;

(kk)

All written information which has been or will be, prior to the Reorganisation Date, given by or on behalf of Oromin , Irie , Cynthia or EO to Otto or its advisors with respect to Cynthia, EO and the Santa Rosa Project is, to the best of their knowledge, complete, true and accurate;

(ll)

Oromin, Irie, Cynthia and EO have provided to Otto all information which would reasonably be required by, or be considered relevant to, a purchaser seeking to purchase the Interest Shares, and possibly a direct interest in the Contract , and determine the true value thereof;

(mm)

To the best of their knowledge, each statement and all information provided to Otto and its representatives in relation to Cynthia (including all corporate records of Cynthia provided to Cynthia's registered agent, Harneys Corporate Services Limited, ( Harneys )), EO and the Santa Rosa Project is true, complete and accurate;

9

(nn)

There is no fact, matter or circumstance known to Oromin, Irie, Cynthia or EO which renders in any material respect any of the information referred to in warranties (z) to (bb) misleading and Oromin, Irie, Cynthia and EO have not purposely nor knowingly withheld any information which might be reasonably considered to materially affect the value of the Cynthia shares, EO and/or the Contract .

(oo)

EO has not received any notice from any government agency alleging that it has violated or is violating any law or regulation to which the Santa Rosa Project is subject (including any environmental law or regulation), nor has EO received any order, declaration, report, recommendation or approved proposal from any other third party which would materially affect the use of the Contract;

(pp)

Each of Cynthia and EO have operated in the ordinary course of business and, without limiting the foregoing, neither have acquired nor disposed of, or agreed to acquire or dispose of, any material liabilities or committed to obligations other than in the ordinary course of business, or charged or encumbered in any material way the Contract or any interest of EO therein;

(qq)

Neither Oromin, Irie, Cynthia nor EO is insolvent or has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for the granting of a receiving order in bankruptcy filed against it, made a voluntary assignment into bankruptcy or taken any proceeding to have itself wound-up or declared bankrupt or to have a receiver appointed in respect of all or any portion of its assets or commenced proceedings for any amalgamation, continuation or other corporate reorganisation;

(rr)

There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever with respect to the directors, offices or employees of Cynthia or EO and there are no labour contracts or collective agreements with respect to any employee of Cynthia or EO, nor any labour grievance procedures, labour disputes or strikes or union organisation campaign, pending or threatened against Cynthia or EO;

(ss)

Neither Cynthia nor EO currently nor previously have:

(i)

employed  Dr Norman Haimila or any other individual other than in accordance with Law/Regulations; or

(ii)

engaged any contractors, with the exception of EO engaging EMEPA S.A., a company incorporated in the Argentine Republic, pursuant to the EMEPA Agreement;

(tt)

Cynthia and/or EO are not engaged in any prosecution, litigation or arbitration proceedings;

(uu)

There is no unsatisfied judgment, order, writ of execution, arbitral award or decision of any court, tribunal or arbitrator against Cynthia or EO ;

(vv)

There is no outstanding claim, demand, dispute, litigation, arbitration, prosecution or investigation:

10

(i)

pending; nor

(ii)

to the best of the knowledge of Oromin, Irie, Cynthia or EO, threatened (or any basis for such claim, demand, dispute, litigation, arbitration, prosecution or investigation existing) ,

against or in respect of the Santa Rosa Project or the Contract or any employee of Cynthia or EO;

(ww)

Each insurance policy held by EO is currently in full force and effect and all applicable premiums paid;

(xx)

EO is insured with insurance companies duly authorised to carry on insurance business:

(i)

for the full replacement or reinstatement value of all its insurable property against fire, earthquake and other risk normally insured against by persons carrying on the same nature of business as that carried by EO; and

(ii)

in relation to matters not involving insurable property, for amounts against those risks (including workers compensation, product liability and public liability) normally insured against by persons carrying on the same nature of business as that carried on by EO;

(yy)

No claim is pending in respect of any policy of insurance;

(zz)

The insurance effected by EO does not cover any asset not owned or used by Cynthia and EO and does not cover any risks or liabilities other than those which may be incurred by EO;

(aaa)

EO has not been notified by any insurer that it is required or it is advisable for it to carry out any maintenance, repairs or other works in relation to the Contract;

(bbb)

Each of Cynthia and EO have effected all insurances required by law to be effected by it;

(ccc)

The Havana Letter Agreements:

(i)

have been validly terminated and are of no further effect;

(ii)

did not convey or transfer to any party any legal or beneficial interest in the Contract, the shares or assets of EO or Cynthia;

(ddd)

Under the Surge Transfer Agreement, notwithstanding that clause 1 of the Surge Transfer Agreement states "Surge shall sell, assign, transfer and deliver to Oromin, Cynthia and/or Idziszek…all of Surge's interest in the Cynthia Holdings Shares…":

(i)

Surge transferred to Irie only (in accordance with clause 4 of the Surge Transfer Agreement) all of Surge's legal and beneficial right, title and interest in Cynthia (being 212.415 Common Shares) originally acquired by Surge under the Surge Agreement; and

11

(ii)

the Surge Agreement is of no further effect.

(eee)

The 212.415 Common Shares owned by Surge have been validly transferred to Irie, the relevant share certificate surrendered and all documentation completed and lodged as necessary to complete this transfer;

(fff)

No third party (including Surge, Irie, Bible Resources Limited, Oromin or Idziszek (as applicable)) has any present or contingent claim or right under the Surge Agreement, the Surge Transfer Agreement or the Havana Letter Agreements. In particular, under the Surge Transfer Agreement, Surge, Oromin, Cynthia and Idziszek have no direct or indirect interest in the Santa Rosa Property (as defined under the Surge Transfer Agreement);

(ggg)

No consent, approval, authorisation, order, registration, notification or qualification of or with any court, government, agency, stock exchange or other regulatory authority or any other third party is required by Oromin, Irie, EO or Cynthia for the consummation of the transactions contemplated herein that has not been given or waived prior to the date of Completion ;

(hhh)

The Contract is in good standing with respect to all material filings, and all taxes, charges and assessments required in respect thereof have been paid in full as are required under all applicable laws and regulations of the Republic of Argentina and all filings, payments and recordings required to be made with any governmental agency to maintain the Contract in good standing have been made and no default has been alleged in respect thereto;

(iii)

EO is the legal and beneficial owner of the Contract and, has been granted the required entry permit. EO accordingly has the right of access thereto, subject only to obtaining environmental approval and the survey being completed . The Contract and such right of access will be free and clear of all liens, charges, Encumbrances, restrictive covenants, reservations and agreements in respect thereof which would have a material adverse effect on the intended use or value of the Contract;

(jjj)

The Contract was acquired by EO in compliance with each applicable procedure and law of the Republic of Argentina, including, but not limited to, all applicable provincial and national laws and regulations with the exception of the financial statements of EO filed on 29 February 2008 which were filed late; and

(kkk)

The Contract and its existing and prior uses comply with, and EO is not in violation of, nor has it violated any applicable federal, provincial, municipal or local laws, regulations, orders or approvals, including, without limitation any environmental, health, safety or similar matters, in connection with the ownership, use, maintenance or operation of the Contract or its operations thereon ~~.~~  ;

12

(lll)

50,000 shares in EO are held on trust by B&S Fiduciaria for Idziszek who in turn holds these 50,000 shares on trust for Cynthia. Idziszek does not have any other present or contingent right to hold or acquire any legal or beneficial interest in any Common Shares or Preference Shares, or any shares of EO ; and

(mmm)

EO has met the immediate financial obligations in the Contract under the 'Approval by Government of the Province of Mendoza of the awarding of the Santa Rosa permit to EO' document dated 30 April 2008, in particular:

(i)

within 5 Days from the date the executive order is published in the Official Gazette, EO paid the Province of Mendoza the equivalent in Argentinean pesos of US$50,000;

(ii)

EO, Cynthia, Irie and/or Oromin do not know of any reason why EO will not receive  certification from the Province of Mendoza that EO is free from tax debt with the exception of the AFIP Issue and Central Bank Notice Issue detailed in warranty (aa); and

(iii)

within 30 Days of the award of the Contract , EO has paid the relevant performance guarantee of USD$16,000.

ITEM 2 REPRESENTATIONS AND WARRANTIES OF OTTO

Otto represents and warrants:

(a)

Otto is a corporation duly incorporated and validly subsisting and in good standing under the laws of its jurisdiction of incorporation;

(b)

Otto has the power, capacity and authority to enter into and perform this Agreement and all transactions contemplated herein and to take all actions required of it under this Agreement and all corporate and other actions required to authorise them to enter into and perform this Agreement have been properly taken;

(c)

Otto has the financial capacity to satisfy its obligation to pay the Purchase Price under this Agreement;

(d)

Otto has ( and in the event of the Reorganisation, the Otto Subsidiary will have ) the technical capability, personnel and resources to satisfy its obligations under this Agreement ;

(e)

As at the date of execution of this Agreement, there are no material adverse claims or challenges of any kind whatsoever, including without limitation claims or challenges by third parties, against or affecting the right of Otto to acquire and own the Interest Shares, or an interest in the Contract, nor is there any basis therefore, that if determined adversely, would have a material adverse effect on the ownership or use thereof;

13

(f)

To the best of its knowledge, Otto is not in breach in any material respect of any material law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever, including without limitation environmental laws, ordinances, statutes, regulations, by-laws, orders or decrees;

(g)

The execution and delivery of this Agreement, the performance of the obligations Otto under this Agreement and the completion of the transactions contemplated under this Agreement will not:

(i)

materially conflict with, or result in a material breach of or the acceleration of any material indebtedness under, or constitute a material default under, any material indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which Otto is a party or by which Otto is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which Otto is bound, which would have a material adverse effect on this Agreement and the completion of the transactions contemplated hereunder; or

(ii)

to the best of its knowledge, result in a material violation of any material Law / Regulation of any kind whatsoever by Otto which would have a material adverse effect on this Agreement and the completion of the transactions contemplated hereunder; and

(h)

Otto is not insolvent and has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for the granting of a receiving order in bankruptcy filed against it, made a voluntary assignment into bankruptcy or taken any proceeding to have itself wound-up or declared bankrupt or to have a receiver appointed in respect of all or any portion of its assets or commenced proceedings for any amalgamation, continuation or other corporate reorganisation.

14

ANNEXURE A

Item A1

  Cynthia Documents

The "Cynthia Documents" comprise:

DOCUMENTS REGARDING CYNTHIA

(a)

all documents required to effect the issue of the Interest Shares in favour of Otto which have been duly executed by Cynthia, including:

(i)

the share certificates for the Interest Shares ;

(ii)

resolution from the directors of Cynthia authorising the issue of the Interest Shares to Otto; and

(iii)

the written instruction to Cynthia's registered agent to record the change in the members register of Cynthia;

(b)

documents evidencing Irie's legal and beneficial ownership, Encumbrance free, of all share capital of Cynthia immediately prior to Completion, being:

(i)

copies of  all current share certificates; and

(ii)

a certified copy of the register of members of Cynthia;

(c)

only if Otto confirms in writing to Cynthia that the following documents are required by Otto in accordance with the advice Otto has received from its counsel in the British Virgin Islands, documentation evidencing the suspension of the rights attaching to Preference Shares as such suspension is set out in the Shareholders Agreement;

(d)

documents evidencing the appointment of:

(i)

the new director, being Alex Parks; and

(ii)

the new alternate, being Jaap Poll,

to the Cynthia board, with such appointments effective as of Completion;

(e)

documentation as required to effect all amendments necessary to the Cynthia M&A in light of the provisions of the Shareholders Agreement, Cynthia/EO Operating Agreement and the JOA where at a minimum such documentation must amend the Cynthia M&A to be consistent with clauses 3.1, 3.4, 4, 5, 6, 8, 11, 12 and 15 of the Shareholders Agreement. The documentation must be a resolution of either Cynthia's shareholders or its directors which has been passed, and makes amendment of the Cynthia M&A conditional on Completion occurring;

15

(f)

a resolution of the Cynthia board adopting the new Shareholders Agreement and revoking any previous shareholders agreement;

(g)

written acknowledgement from Westlaw Limited and Harlaw Limited that each has no voting rights on Cynthia's board;

(h)

a certificate of good standing of Cynthia;

(i)

document evidencing that Cynthia has obtained and has qualification before the GIC in respect of EO;

DOCUMENTS REGARDING EO

(j)

documents as required by Law/Regulations (including the EO M&A) which evidence the appointment of:

(i)

the relevant directors to the EO board, being Alex Parks and  the one Argentinean appointee to be nominated by Irie (where Irie must inform Otto in writing of the identity of this Argentinean appointee immediately upon Irie's nomination of this Argentinean appointee); and

(ii)

the Otto alternate to the EO board, being Jaap Poll;

(k)

a certified copy of:

(i)

EO M&A;

(ii)

 all amendments to the EO M&A (whether registered or not) including without limitation application No 780608 of February 2007;

(iii)

the appointments of the existing EO directors, including:

(A)

the last appointments of EO director(s) registered with the GIC; and

(B)

any appointments of EO director(s) not  registered with the GIC; and

(iv)

the current share register of EO;

(l)

documentation as required to effect any amendments necessary to the EO M&A, in light of the provisions of the Shareholders Agreement, Cynthia/EO Operating Agreement and the JOA. At a minimum such documentation must amend the EO M&A to be consistent with clause 4.6 of the Cynthia/EO Operating Agreement and to include provisions to the effect that:

"(a)

To provide for the overall supervision and direction of EOSA and the EOSA Operations, there is established a Board composed only of:

16

(i)

Directors representing each of Irie and Otto; and

(ii)

other Directors only as required by Argentinean Laws/Regulations.

(b)

Each of Irie and Otto shall appoint only one (1) Director and one (1) alternate to serve on the Board at all times. Irie and Otto shall as soon as possible after the date of execution of this Agreement give notice in writing to the other of the name and address of its Director and alternate to serve on the Board.

(c)

Each of Irie and Otto shall have the right to nominate, appoint, remove and replace only its Director and alternate at any time by giving notice of such change to the other in writing, provided that, if either Irie or Otto ( First Party ):

(i)

notifies the other ( Second Party ) in writing ( Relevant Notice ) that the First Party can reasonably demonstrate that the Director or alternate of the Second Party has engaged in an act of Gross Negligence / Wilful Misconduct; and

(ii)

includes in the Relevant Notice evidence reasonably demonstrating that such Director or alternate of the Second Party has engaged in an act of Gross Negligence / Wilful Misconduct,

then the Second Party must replace such Director or alternate within 10 Business Days of receiving such Relevant Notice (or such other minimum time period as permitted by Laws/Regulations), unless the Second Party is able to demonstrate within 10 Business Days of receiving the Relevant Notice why the evidence in the Relevant Notice is not correct.

(d)

EOSA must, within 1 Business Day of receiving any information from Cynthia, notify all Directors in writing of the receipt of such information, and provide each Director with a copy of such information.

(e)

The Board shall meet at least once in every six month period.

(f)

Subject to clause (g) below, if any Director or alternate is unable to attend a Board Meeting in person, that Director or alternate may attend by teleconference.

(g)

Notwithstanding clause (f) above, a minimum of two Board Meetings in any Calendar Year must be conducted with the Directors attending the same physical location.

17

(h)

The Board may establish such subcommittees, including technical subcommittees, as appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Board. Each of Irie and Otto, by exercising its right through its Director, shall have the right to appoint at least one representative to each subcommittee provided that there must be the same number of representatives of each of Irie and Otto on each subcommittee.

where:

all defined terms used in this section have the meaning defined in the Cynthia/EOSA Operating Agreement;

Board means the board of Directors of EOSA as constituted from time to time;

Board Meeting means a meeting of the Board convened and held in accordance with this Agreement and the EOSA Constitution; and

Director means a director (or its alternate) of EOSA from time to time, as context dictates." ;

(m)

documentation evidencing:

(i)

Idziszek's legal ownership as bare trustee only of the 50,000 shares in EO which were formerly owned by B&S Fiduciaria;

(ii)

the " Trust Agreement" dated 2 November 2004 between Idziszek and Cynthia is varied to reflect the change in ownership in Item A3 section (w)(i); and

(iii)

the "Fiduciary Agreement" dated 1 November 2008 between Idziszek and B&S Fiduciaria S.A. is no longer of any force and effect;

(iv)

Cynthia's beneficial ownership of 50,000 EO shares; and

(v)

Cynthia's legal and beneficial ownership of 1,950,000 EO shares;

(n)

documentation evidencing the valid transfer of the 212.415 Common Shares owned by Surge to Irie, being documentation evidencing that all documentation has been completed as necessary to complete this transfer;

(o)

a certificate of good standing of EO;

TRANSACTION DOCUMENTS

(p)

the Shareholders Agreement executed by Irie;

18

(q)

the Cynthia/EO Operating Agreement executed by Cynthia and EO;

(r)

the JOA and the Otto Deed executed by EO; and

(s)

a tax invoice for the Purchase Price.

Item A2

  Irie Documents

The "Irie Documents" comprise:

(a)

all documents required to effect the buyback of the Irie Preference Shares by Cynthia which have been duly executed, including:

(i)

the share certificates for the Irie Preference Shares ;

(ii)

resolution from Cynthia authorising the buy-back of Irie Preference Shares by Irie;

(iii)

resolution from Irie authorising the sale of Irie Preference Shares to Cynthia;

(iv)

the written instructions to Cynthia's registered agent to record the change in the members register of Cynthia; and

(b)

a certified copy of the current members share register of Irie immediately prior to Completion.

Item A3

  Otto Documents

The "Otto Documents" comprise:

(a)

an application form for subscription for the Interest Shares executed by Otto;

(b)

an executed copy of the Shareholders Agreement;

(c)

an executed copy of the Cynthia/EO Operating Agreement; and

(d)

an executed copy of the JOA and the Otto Deed.

19

ANNEXURE B

JOINT OPERATING AGREEMENT

20

ANNEXURE C

SHAREHOLDERS AGREEMENT

21

ANNEXURE D

CYNTHIA/EO OPERATING AGREEMENT

22

ANNEXURE E

ACCOUNTS OF EO

23

ANNEXURE F

CONTRACT

24

ANNEXURE G

HAIMILA ROYALTY AGREEMENT

ARGENTINA PROSPECTS

CONTRACT AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is entered into this 11th day of May, 2000, by and between DR. NORMAN E. HAIMILA for AURORA PROJECTS INTERNATIONAL, (hereinafter referred to as the “Disclosing Party”) and, Chet Idziszek for Minetech Group (hereinafter referred to as the “Receiving Party”).

1.

In connection with the evaluation by the Receiving Party and the possible acquisition by the Receiving Party, or any of its Affiliates, as defined in Paragraph 4, of certain petroleum exploration and production rights held by the Government of Argentina or of any of the Provinces thereof or by any person contracting for hydrocarbon rights therewith (“Contractor”) and containing prospects identified in Schedule “B” (each of which is hereinafter referred to as the “Prospect”) with potential reserves of hydrocarbons, the location of which having been determined by the Disclosing Party, certain confidential information which is proprietary, relating to the Prospect which includes, but is not necessarily limited to geological and geophysical data, maps, models and interpretations and may also include commercial, contractual and financial information (hereinafter referred to as the “Confidential Information”).  The Disclosing Party shall also, at the request of the Receiving Party, perform such services as are necessary in order to enable the Receiving Party to evaluate prospects in Argentina which have been identified by the Disclosing Party and each Party; shall be bound by Paragraphs 2, 3, 4, 5 and 6, mutatis mutandis.

2.

In consideration of the disclosure referred to in Paragraph 1 thereof, the Receiving Party agrees that the Confidential Information shall be kept strictly confidential and shall not be sold, traded, published, or otherwise disclosed to anyone in any manner whatsoever, including by means of photocopy, reproduction, or electronic scanning without the Disclosing Party’s prior written consent, except as provided in Paragraphs 3, 4, and 5 below.

3.

The Receiving Party may disclose the Confidential Information without the Disclosing Party’s prior written consent only to the extent such information:

(a)

is already known to the Receiving Party as of the date of disclosure hereunder;

(b)

is already in possession of the public or becomes available to the public other than through the act or omission of the Receiving Party;

(c)

is required to be disclosed under applicable law or by a governmental order, decree, regulation or rule (provided that the Receiving Party shall give written notice to the Disclosing Party prior to such disclosure); or

(d)

is acquired independently from a third party that represents that it has the right to disseminate such information at the time it is acquired by the Receiving Party.

4.

The Receiving Party may disclose the Confidential Information without the Disclosing Party’s prior written consent to an Affiliated Company (as hereinafter defined), provided that the Receiving Party guarantees the adherence of such Affiliated Company to the terms of this Agreement.  “Affiliated Company” shall mean any company or legal entity which (a) controls either directly or indirectly a party, or (b) which is controlled directly or indirectly by such party, or (c) is directly or indirectly controlled by a company or entity which directly or indirectly controls such party.  “Control” means the right to exercise 50% or more of the voting rights in the appointment of the directors of such company.

5.

The Receiving Party shall be entitled to disclose the Confidential Information without the Disclosing Party’s prior written consent to such of the following persons who have a clear need to know in order to evaluate the Prospect:

(a)

employees, officers and directors of the Receiving Party;

(b)

employees, officers and directors of an Affiliated Company;

(c)

any professional consultant or agent retained by the Receiving Party for the purpose of evaluating the Confidential Information.

(d)

any other person or company who becomes a participant with the Receiving Party, in the Prospect.

Prior to making any such disclosures to persons under subparagraphs (c) and (d) above, however, the Receiving Party shall obtain an undertaking of confidentiality, in the form and content substantially as in this Agreement, from each such person or company.

6.

The Receiving Party shall be responsible for ensuring that all persons to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized person.

7.

If the Receiving Party declines to make application to the appropriate agencies of the Government of Argentina or any of the Provinces thereof, to acquire the petroleum exploration and production rights to the Prospects or to farm-in on an Operating Contract for the hydrocarbon rights therein, the confidentiality obligations set forth in this Agreement shall terminate three (3) years after the date of this Agreement and the Receiving Party shall take no other action to acquire the petroleum exploration and production rights to the Prospect within that same three (3) year period.  Furthermore, the Confidential Information shall be returned to the Disclosing Party within ten (10) days of the execution of this Agreement.

8.

If the Receiving Party elects to acquire or assigns to an Affiliate Company the right to acquire the petroleum exploration and production rights to the Prospect, the Disclosing Party may at the request of the Receiving Party perform such services as are necessary in order to enable the Receiving Party to evaluate the Prospect for a per diem rate in accordance with Schedule “A” attached hereto and made a part hereof; and subsequently if:

(a)

the Receiving Party acquires the petroleum exploration and production rights to the Prospect, the Disclosing Party shall receive an Acquisition Fee also in accordance with Schedule “A”; and when:

(b)

the Receiving Party is successful in discovering hydrocarbons within the Prospect, the Disclosing Party shall receive a Success Bonus in accordance with Schedule “A”.

9.

If the Receiving Party elects to acquire or assigns to an Affiliate Company the right to acquire the petroleum exploration and production rights to the Prospect it shall so notify the Disclosing Party in writing within 10 working days and shall make application to the appropriate agencies of the Government of Argentina or any of the Provinces thereof or the Contractor within one hundred twenty (120) days (which period may be extended at the request of the Receiving Party with the consent of the Disclosing Party) or otherwise the rights to the Prospect revert to the Disclosing Party.  If the Prospect is currently unavailable for acquisition from the Government of Argentina or any of the Provinces thereof or the Contractor and the Consulting Fee assigned to the Prospect has met or exceeded the anticipated Acquisition Fee on the Prospect, the Receiving Party will have the rights to the Prospect for a period of three (3) years from the date of the notification in writing or until the Prospect becomes available, to the Public, for acquisition if less than three (3) years.  Once the Prospect becomes available for acquisition if the period is less than three (3) years, the Receiving Party shall make application to the appropriate agencies of the Government of Argentina or any of the Provinces thereof or the Contractor within one hundred twenty (120) days or otherwise the rights to the Prospect revert to the Disclosing Party.  While the Receiving Party is attempting to acquire the Prospect the Disclosing Party shall not offer or disclose it to any other person.

10.

The Disclosing Party hereby represents and warrants that it has the right and authority to disclose the Confidential Information to the Receiving Party.  The Disclosing Party, however, makes no representations or warranties, express or implied, as to the quality, accuracy and completeness of the Confidential Information disclosed hereunder, and the Receiving Party expressly acknowledges the inherent risk of error in the acquisition processing and interpretation of geological and geophysical data.  The Disclosing Party, its Affiliated Companies, their officers, directors and employees shall have no liability whatsoever with respect to the use of or reliance upon the Confidential Information by the Receiving Party.

11.

(a)

This Agreement shall be governed by and interpreted in accordance with international standards and the laws of the province of British Columbia, Canada.

(b)

Any dispute, controversy or claim arising out of or in relation to this Agreement, or the breach, termination or invalidity thereof shall be settled by a court of competent jurisdiction.  The award of the court shall be final and binding upon the parties.

12.

No amendments, changes or modifications to this Agreement shall be valid except  if the same are in writing and signed by a duly authorized representative of each of the Parties hereto.

13.

This Agreement comprises the full and complete agreement of the Parties hereto with respect to the disclosure of the Confidential Information and supersedes and cancels all prior communications, understandings and agreements between the Parties hereto, whether written or oral, expressed or implied.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed on the date first written above.

DISCLOSING PARTY

Signed:  “Dr. Norman Haimila”

RECEIVING PARTY

Signed:  “Chet Idziszek”

SCHEDULE “A”

CONSULTING FEE – DR. NORMAN HAIMILA representing the Disclosing Party will be retained to act as geological consultant to assist in the acquisition and exploration of one or more hydrocarbon plays or prospects located in Argentina at a per diem rate of $500.00 USD.

ACQUISITION FEE – Each Prospect or Property acquired will entitle the Disclosing Party to receive a sum of USD $10,000 less any accrued value of CONSULTING FEES assigned to that Prospect or Property up to and including that same USD $10,000.  The accrued CONSULTING FEE, however may exceed the USD $10,000 ACQUISITION FEE.

SUCCESS BONUS – The SUCCESS BONUS may take the form of either of the following two (2) options:

Option I –

In the event of a successful discovery on the Prospects disclosed by the Disclosing Party, the Disclosing Party earns a 1.0% GROSS OVERRIDING ROYALTY INTEREST (GORRI) on all products including the hydrocarbon produced from those Prospects; or

Option II –

On a successful discovery on the Property disclosed by the Disclosing Party, the Disclosing Party earns 0.50% of the GROSS VALUE OF THE NON-GOVERNMENT SHARE of the anticipated recoverable hydrocarbons [ESTIMATED ULTIMATE RECOVERABLE (EUR)] as determined by a mutually agreed upon independent evaluation and payable at the first production.

SCHEDULE “B”

NEUQUEN PROSPECTS

I

Mulichinco Prospect

II

Los Molles Prospects

III

Tordillo and Quintuco Pinch-out Play

IV

Tordillo and Quintuco Arch Play

OTHER BASIN PROSPECTS

I

Cuyana Prospect

II

Faja Subandina Prospect

III

Tierra Del Fuego Prospects

(a)

Structural Extension

(b)

Arch Onlap

IV

Golfo San Jorge Basin Margin Plays

V

Northern Argentina Chaco Plays

(a)  Combined Structural-Stratigraphic Plays

(b)

 Pinch-out Plays

To view the original agreement, please follow the link here: Hamila Royalty Agreement

ANNEXURE H

WARRANTY ISSUES

AFIP Issue

On 1 March 2007 Raúl Bonfada filed with AFIP a Payment Plan A 492131 - Type of Plan 071 (Payment Plan) in order to pay the Assumed/Estimated Minimum Income Tax for fiscal years 2000/2001/2002/2003/2004/2005/2006/2007. EO paid to AFIP the "Assumed/Estimated Minimum Income Tax" for those fiscal years in one lump payment.

EO subsequently learnt from AFIP that the Payment Plan contained mistakes in the imputation of payments. Raúl Bonfada put in the field "Concept" the words "Advance Payments" and in the field "Subconcept" the word "Receivable Interest". Mr. Bonfada should have put in both of these fields the word "Affidavit".

Because of these mistakes in the tax returns declaration on the web, AFIP considers that EO did not pay the Assumed/Estimated Minimum Income Tax for fiscal year 2003 and has notified EO that it has to pay again. Bouzat lawyers went to the AFIP office and met with the official in charge of EO's account. The relevant official informed Mr. Bouzat that EO should pay the Assumed/Estimated Minimum Income Tax for fiscal year 2003 again and then file for a reimbursement of the sums paid in excess.

Bouzat lawyers answered the lawsuit in court showing that, although there were mistakes in the concepts and subconcepts in the filing with AFIP, EO had already paid the Assumed/Estimated Minimum Income Tax for fiscal year 2003 and complied with the obligation notified by AFIP.

There is a possibility that AFIP will also ask EO to pay again all or any of years 2000, 2001, 2002, 2004, 2005, 2006 and 2007.

Bouzat lawyers met with AFIP officials, lawyers and the Prosecutor in Court on 2 December 2008 and concluded that it is possible that the Judge will decide that AFIP has the right to collect the Assumed/Estimated Minimum Income Tax again. If that is the final ruling, EO would have to pay again Assumed/Estimated Minimum Income Tax for fiscal year 2003 and then immediately file for reimbursement of Assumed/Estimated Minimum Income Tax payment for fiscal year 2003 made on 1 March 2007 by Raúl Bonfada.

Central Bank Notice Issue

In 2003 the Argentine Government imposed a restrictive exchange system with regard to all transactions involving inflows and/or outflows of funds to and from Argentina.

The import of funds into Argentina by foreign investors for the purpose of making “direct investments” is exempted from certain of these foreign exchange restrictions (particularly, the “mandatory deposit” established by Decree 616/05 and supplementary rules). However, for such exemptions to be effective certain requirements must be met.

EO required money from Oromin in Canada to pay the Assumed/Estimated Minimum Income Tax for fiscal years 2000/2001/2002/2003/2004/2005/2006/2007 and obtain a fiscal certificate from AFIP. In order to allow the inflow of funds from abroad and to avoid the “non-remunerated mandatory deposit” (amounting to 30% of the funds brought into the country) EO decided to use the increase of capital exemption.

EO increased its corporate capital and filed all the legal and tax/accounting documents required by law with the GIC. Raul Bonfada, as accountant of EO, prepared the mandatory accountant/tax schedules and charts to be filed with the GIC.

The GIC notified EO that the mandatory accountant/tax schedules and charts were incorrect and had not been approved, Therefore the increase of capital filing needed to be corrected and was not going to be registered. Julio Pulisich prepared the new accountant/tax schedules and charts correcting the former ones made by Raul Bonfada.

EO filed the amended documents with the GIC. However two weeks ago EO received notice from Argentine Central Bank that it had to deposit a "non-remunerated mandatory deposit" of US$ 70,000 in an Argentine Central Bank account. Such deposit cannot be used for one year after it has been deposited and then it will be returned to EO. EO met with inspectors at the GIC and the increase of capital filing is going to be registered approximately in 10 Days.

Once the increase of capital filing is registered with the GIC, EO will meet with Central Bank officials and show evidence that all the requirements of the increase of capital exemption have been complied with so that the “non-remunerated mandatory deposit” should no longer be required.

At this time, Argentine Central Bank might decide to nevertheless still require EO to deposit the "non-remunerated mandatory deposit" of US$ 70,000 as EO exceeded the time allowed by law to complete the increase of capital exemption.